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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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NitroMed, Inc.
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This filing consists of the transcript of a conference call with investors held by Nitromed, Inc. on October 23, 2008.

FINAL TRANSCRIPT

Oct. 23, 2008 / 10:00AM ET, NTMD — Q3 2008 Nitromed, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Jane Kramer
Nitromed, Inc.—Counselor in Corporate Affairs
Kenneth Bate
Nitromed, Inc.—President, CEO & Interim CFO

CONFERENCE CALL PARTICIPANTS
Bruce Zipfer
Dakota Securities—Analyst
Phil Frolige
Prescott Group—Analyst
Duane Nash
Pacific Growth Equities—Analyst
Jeffrey Veninson
Little Jim—Analyst

PRESENTATION

Operator

        Good day, ladies and gentlemen. My name is Shanika and I will be your moderator for Nitromed conference call today. (Operator Instructions). At this time all participants are in listen-only mode. Following the formal presentation by Nitromed we will open the lines to facilitate a question and answer session. Please note that this conference is being recorded for replay purposes. Dial-in instructions for this call and for the replay are posted on the company's website, www.Nitromed.com. At this time I would like to turn the call over to Nitromed.

Jane Kramer—Nitromed, Inc.—Counselor in Corporate Affairs

        Thank you, and good morning, everyone. I am Jane Kramer, Nitromed's counselor in corporate affairs. Welcome to our conference call today. We are pleased to have the opportunity to report on an important strategic development for the company, as well as our financial performance during the third quarter of 2008. Earlier this morning the company issued a press release announcing the sale of its vital drug business to JHP Pharmaceuticals and third fiscal quarter 2008 financial results.

        On today's call Kenneth M. Bate, our President, Chief Executive Officer and interim Chief Financial Officer will discuss the transaction, the financial results and provide an update on the company's outlook. Following our report, we will open the call—open up the call for a question and answer period during which Kevin Sarney, Nitromed's controller, will also be available to answer your questions.

        Before we begin, let me remind you that during this call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our business prospects, the transaction with JHP Pharmaceuticals, our plans to seek additional strategic transactions for the benefit of our shareholders and our expected operating expenses for 2008.

        Such statements are subject to important factors, risks and uncertainties that may cause actual results to differ materially from the results expressed or implied by such forward-looking statements, including risks relating to our ability to consummate the transaction with JHP and the terms and time frame we will discuss today, our ability to successfully enter into one or more additional strategic transactions and our ability to maintain BiDil sales, conserve cash and manage our expenses.

        These and other risks facing our business are detailed in our form 10-Q for the quarter ended September 30, 2008 and other SEC filings we make from time to time. The forward-looking information we provide during this call represents projections as of today and subsequent events may cause these estimates to change. We may elect to update our projections at some point in the future but specifically disclaim any obligation to do so.

        I will now turn the call over to Ken Bate for details on the BiDil transaction and our financial results.

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Thank you, Jane. And welcome to everyone. It has been an extremely active third quarter at Nitromed. We are pleased to report today that Nitromed and JHP Pharmaceuticals entered into an agreement under which JHP has agreed to acquire substantially all of the assets and all but certain specified liabilities relating to Nitromed's BiDil drug business. Since our January restructuring we have been earnestly evaluating a variety of strategic options for BiDil and Nitromed together with our financial adviser, Cowen & Company.

        Suffice to say we have talked to a number of entities and companies and we have evaluated a variety of possible arrangements. This is deal with JHP, under which JHP agrees to acquire the BiDil drug business represents what we believe is the best opportunity for the company and its shareholders, as well as for physicians and the patients who rely on BiDil therapy.

        JHP Pharmaceuticals is a specialty pharma company whose strategy is to acquire marketed brands. Their market portfolio currently includes 14 brands. The approximate purchase price for the transaction of $26 million subject to adjustment is in cash. We expect to complete the transaction in early 2009. Until that time Nitromed will continue to market BiDil as it has throughout the year though as before it will not be actively promoted.

        Prescriptions have generally held steady through the quarter ended September 30, as we will report in a little more detail when I cover the financial results. We believe that it is that core of prescribing physicians and patients as well as what we consider to be an excellent profile and potential of BiDil which attracted JHP Pharmaceuticals to this deal.

        As a condition to closing this asset sale must be submitted to our shareholders for approval. As such, there will be a filing with the SEC and a proxy mailed to shareholders in connection with this transaction. Investors and security holders are urged to read the proxy statement carefully when it is available.

        Let me at this time turn to our financial performance through the third quarter of 2008, and then I will conclude with some remarks about our strategic outlook in light of today's announcement. Today Nitromed released its earnings report for the three and nine months period ended September 30, 2008. I will highlight our financial results and for further details, please refer to our press release which we filed this morning with the SEC, and to our form 10-Q which we expect to file in coming weeks.

        For both the three months and nine months periods ended September 2008 our financial results were favorable as compared to the same quarter and same period in 2007. For the three months ended September 30, 2008 revenues increased by 6% to $4 million compared to $3.8 million for the same period in 2007. For the nine months ended September 30, revenues increased by 7% to $11.8 million compared to $11 million for the same period in 2007. Sales of BiDil accounted for all revenue during these periods.

        Turning now to expenses, total operating expenses including cost of product sales through the three months ended September 30 were $3 million compared to $11.9 million for the same period in 2007, a decrease of $8.9 million or 75%. For the nine months ended September 30, 2008 operating expenses excluding cost of product sales, totaled $13.8 million compared to $34.5 million for the same period during 2007, a decrease of $20.7 million or 60%.

        The decrease in operating expenses for both periods is a result of the company's restructuring that was announced in January of 2008. The company's net loss for the quarter September 30, 2008 was $0.4 million or $0.01 per common share compared to $8.4 million or $0.18 per common share for the same quarter during 2007. For the nine months September 30, 2008 the company's net loss was $4.6 million compared to $24.7 million for the same period during 2007. Net loss per share for 2008 year to date was $0.10 compared to a net loss of $0.60 per share for the same period in 2007.

        During the third-quarter we again tightly managed our cash position and were able to sustain a moderate burn rate. We closed out the third quarter with $17.8 million in cash and cash equivalents excluding $1.6 million of securities that are currently classified as long-term marketable securities.

        During the third quarter we operated with financial restraint and committed resources to key initiatives that we believe are most critical to Nitromed. For the year ended December 31, 2008 we are reiterating expense guidance to the range we projected during our second quarter call. We anticipate operating expenses to be approximately $14 million to $16 million for the year including share-based compensation expense related to FAS 123(R) but excluding cost of product sales, and charges related to our January 2008 restructuring. This concludes our financial report.

        Turning to our strategic outlook again, subject to customary closing conditions and approval by our shareholders, we expect to close on the sale of the BiDil drug business which includes extended release development and rights to market BiDil in Europe in early 2009. We are conserving cash and believe that we are operating with a great deal of efficiency. Together with Cowen we are examining strategic alternatives that we think have the potential to provide the best return for shareholders. We remain absolutely committed to seeking to identify the best possible arrangement or arrangements for optimal return to shareholders.

        In summary, I would like to say to the company's shareholders as well as to the patients and physicians who use and prescribe BiDil, we appreciate your support and are working very hard for you. Market conditions have made this effort a little more trying, but we are very active in our efforts to deliver a sound business result. At this time we welcome your questions, and I will turn the call back to the operator to moderate.

QUESTION AND ANSWER

Operator

        (Operator Instructions) [Bruce Zipfer], Dakota Securities.

Bruce Zipfer—Dakota Securities—Analyst

        Just so I'm clear because I think this is a little confusing to the average shareholder, assuming the deal is consummated and the monies are paid to you, can you tell me in the early part of '09 when you say the deal is to close, what the company would look like assuming that you got the $24 million or $25 million in cash? And I'm assuming that the deal is not including the cash that Nitromed has, just the drug itself. Is that accurate?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Yes, Bruce, that last part of your statement is accurate.

Bruce Zipfer—Dakota Securities—Analyst

        So just to see if I'm understanding it, so if this deal were to close, wouldn't the company have approximately somewhere between $43 million to $45 million in cash? And I believe the amount of shares outstanding is in the 46 million share area. Can you clarify those numbers are fairly accurate?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Sure. We do have approximately 40 million, 46 million shares outstanding. We are not providing specific guidance as to exactly where we will be. But to summarize the facts for you, we currently have $17.8 million classified as cash and 1.6 million of auction rate securities that are classified in the long-term section of the balance sheet. So that aggregates to about $19 million. With the closing of this transaction we expect the net cash to be about $26 million. At that point in time the company does retain its nitric oxide intellectual property, but we will, as you indicated, no longer be in the active operating business.

        As far as what our net cash will be at that point, of course, that depends on a number of factors; what is our sales level, what is the timing of the closing, do we have any future transactions, all of which could alter the number. I will point out that in Q2 in the last two quarters, Q2 and Q3 we did operate relatively close to breakeven. However, we can't be certain and I have to be clear that that is not necessarily predictive of what might happen in the next months until we close.

Bruce Zipfer—Dakota Securities—Analyst

        Yes, but if I can just reiterate so if judging by your last two quarters if you are anywhere close to the breakeven world that my numbers shouldn't be too far wrong; if you add up the $18 million cash more or less and the $25 million, $26 million is $43 million to $44 million. Are there any liabilities out there, speaking again for the shareholders? We are just trying to quantify what we'll own here when this is all said and done. We have been around on this ride for a long time, and we have not fared too well as you can appreciate with the stock price even today, kind of surprising at $0.25. I am trying to get to see where the disconnect from what we think the value is and what Wall Street says the value is. You can appreciate that, can't you?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Certainly. Yes, and obviously.

Bruce Zipfer—Dakota Securities—Analyst

        Does there seem to be to you, a little bit of a disconnect? Between a market cap of $12 million and $0.25 and you telling the public that you just sold an asset for about $26 million in cash?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        And that we currently have 18—yes, I certainly.

Bruce Zipfer—Dakota Securities—Analyst

        I am only saying this because my shareholders who have been along for this can't quite grasp what they are not seeing here. Maybe you can enlighten the shareholders who have been with the company for a long time and are quite upset as to why this is. Where is the disconnect?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        As you can appreciate, Bruce, we don't set the stock market's price. We have just announced a transaction. I don't know how that gets digested into the stock price or when it does, but as you know particularly of late in the microcap stock sector I think you will find a lot of, to use your terminology, disconnects against what appear to be the assets of the company, including their cash and their market caps. So I think all we can do is describe what we are doing is describing the transaction that we completed and indicated that we are still working to do things for shareholders. But I think you are aware that our balance sheet, other than BiDil, is pretty small with regard to other assets and other liabilities.

Bruce Zipfer—Dakota Securities—Analyst

        Right. I appreciate the time you guys are giving me, I just like I said I'm just trying to get some answers back for the shareholders who have been here a long time. I'm wondering if the stock price isn't a reflection because it seems to me like you guys seem to feel that you once this money would come in, might have some ideas on either a purchase of another company or another deal or some type of business rather than a liquidation. In other words, from us as shareholders, I don't know how excited and maybe that is a reflection of the stock price would be that if you take this money and say okay, we are going to buy XYZ. And now Nitromed is in this business. I mean judging by what has happened before, you can appreciate there would be a little nervousness as to what management is going to do with these assets versus what happened on the last time. Can you appreciate that?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Yes, I certainly understand. I think as we said in my comments, we are continuing to decide if and what is the next appropriate step in order to maximize shareholders. We are not going to today speculate because all that would be is to exactly what form or shape that would take. But as we continue discussions and do things, we will do the best to keep you informed when we have information that is appropriate to disseminate. So at this point, Bruce, to be fair there are a few other folks on the line that I would like to.

Bruce Zipfer—Dakota Securities—Analyst

        I appreciate the time and the effort, but just one last question. As far as the possibility of a liquidation when this deal happens, is that one of the major possibilities?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        I'm not going to speculate as to what we might do. I think a liquidation remains an option for any company, but we will certainly determine what we think is best for the shareholders before taking any action of any kind.

Bruce Zipfer—Dakota Securities—Analyst

        Okay. Thanks again for your time.

Operator

        [Phil Frolige, Prescott Group]

Phil Frolige—Prescott Group—Analyst

        Talking about the other assets that you've got here, you got some patents and intellectual property on the nitrous oxide side. Have you had any discussions with any parties about monetizing those assets? Can you talk about what might be there or basically what is left after this sale today?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Basically you have put your finger on the other significant asset. We do and have retained our rights to everything that we've accumulated over the years in the nitric oxide platform. And we have been speaking and have spoken with numerous parties about acquiring some or all of that IP. I am not going to speculate at this point as to if and when and at what price these assets might be sold. But I think the interest of your question of are we talking to folks about selling the intellectual property, we have been engaged in those discussions.

Phil Frolige—Prescott Group—Analyst

        And it would be fair to say that the people you're having those discussions with are not the same people that would be interested in buying the BiDil drug?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Certainly, as we've looked at everything that all of our conversations and reflect back, JHP's strategy is clearly that of marketed products, so you can appreciate that their interest was, like many people today, are quite targeted in their asset strategy, acquisition strategies.

Phil Frolige—Prescott Group—Analyst

        Okay, and then following up on the last question, I think there are concerns obviously in the marketplace that you may continue to run the company at a cash burn rate and basically just burn through the cash. Personally, I don't see that. Can you talk about where you are as you are a shareholder, you have—you are not there on a per hire basis. Can you talk about your desire to maximize shareholder value?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        I think you should appreciate and expect that management and the board are actively working to both preserve the amount of cash we have and of course by virtue of the transaction we announced monetize our major asset. And we will work very hard to determine what the best way to deal with that is. It is certainly not our strategy to continue to, if you will, just sort of move along and be breakeven and go at this forever. It is—we are intending to be—to create the shareholder value we think is appropriate and move on rather than just sort of sit as the positive cash, if you will.

Phil Frolige—Prescott Group—Analyst

        To ask the question another way, there is no plan to—you've accumulated some NOL. There is no plan to try to maximize NOLs? You are really looking at maximizing the intellectual property state at this point?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        I think you hit on another asset of the company, if you will. Having said that, I think you are probably well aware of how taxes work. It is not near as easy to capture value in an acquisition so I think we are focusing on the BiDil IP and then what is the right transaction subsequently.

Phil Frolige—Prescott Group—Analyst

        Okay. Thanks.

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Thank you.

Operator

        (Operator Instructions) Duane Nash, Pacific Growth Equities.

Duane Nash—Pacific Growth Equities—Analyst

        Congratulations on the transaction. Two related questions about the nitric oxide form. Is there any current R&D going on in that platform with the company and a related question, what is the likelihood or the feasibility that the company would use its cash to continue pursuing that and develop those into (multiple speakers) drugs?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        The company made a decision, it has almost been two years now where it did not make sense for our shareholders, for us to continue to invest money in what we call the IP, the nitric oxide platform as it is very, very early stuff. And given that at this point on top of that at this point of course, we have no research efforts at all as far as employees, facilities, etc. I see no reason to revisit us reinitiating any research in this area.

Duane Nash—Pacific Growth Equities—Analyst

        Great, thanks. One quick follow-up question. Are there any other existing assets that the company could continue to develop, or would the company have to, if it wanted to develop a drug, have to kind of bring something external in?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Yes, the company—and we've talked a little bit over time—the company's had one preclinical program that we call NMI 3377; over time we have talked to people about that. I think in the greater scheme of things it is, I think I would just view it as sort of folded in with the IP portfolio as far as it is part of that bundle; not got a discrete significant value of its own at this point.

Duane Nash—Pacific Growth Equities—Analyst

        Great. Thank you very much.

Operator

        [Jeffrey Veninson, Little Jim]

Jeffrey Veninson—Little Jim—Analyst

        This company, JHP, who owns them or any of the owners of JHP, any of the people on the board?

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        No, there is no affiliation. That's a very good question. There is no affiliation with anyone in Nitromed, whether they be on the board, in management or affiliated with the company. JHP is a private company. It is—their major equity partner in that venture is Morgan Stanley Principal Investments. And their senior management team. So it is a very high-quality company. We are quite pleased to have gotten to know them.

Jeffrey Veninson—Little Jim—Analyst

        I guess the only thing I am going to ask you is don't do anything stupid with the money. I've seen some dumb transactions lately where companies with cash go out, [Novello and Novaseer] are two examples of companies that bought products from private companies and I think that those products aren't going to go anywhere. The Novella one I don't think ever gets approved because it is a Phase III drug that didn't even finish the Phase III; they just have a genetic marker. And BiDil has a genetic marker, and you were approved. So that seemed like a better idea than what they ended up with. So I just don't want you to go take the cash now and buy something and people going to say what the hell did they do that for. But I think the way you've managed the company in the last year is an example of a company that has been prudent and done the right thing, so I'm hoping you don't do the wrong thing now.

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        I appreciate that, both the compliment and the advice. And we all get to learn from other people's actions, and we are well aware of those two examples you gave.

Jeffrey Veninson—Little Jim—Analyst

         Thank you.

Operator

        There are no further questions in the queue. I would now like to turn the call back over to Mr. Kenneth Bate for closing remarks.

Kenneth Bate—Nitromed, Inc.—President, CEO & Interim CFO

        Thank you again, everybody, for joining the call today. As always, we appreciate your interest, and we look forward to keeping you apprised of activities as we go forward and the fourth quarter and year-end results. So thank you, and have a good day.

Operator

        Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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 IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

        NitroMed plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed sale by NitroMed to JHP Pharmaceuticals, LLC of substantially all of the assets related to NitroMed's BiDil® drug business. The Proxy Statement will contain important information about NitroMed, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

        Investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) and other documents filed with the SEC by NitroMed through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) from NitroMed by contacting NitroMed, Inc., Attn: Secretary, 45 Hayden Avenue, Suite 3000, Lexington, MA 02421.

        NitroMed, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Purchase and Sale Agreement between NitroMed and JHP relating to the asset sale. Information regarding NitroMed's directors and executive officers is contained in NitroMed's Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 16, 2008, which are filed with the SEC. As of September 30, 2008, NitroMed's directors and executive officers beneficially owned approximately 30,927,803 shares, or approximately 33%, of NitroMed's common stock. A more complete description will be available in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

        Statements in this document regarding the proposed transaction between NitroMed and JHP, including without limitation the expected timetable for completing the transaction, the aggregate purchase price, NitroMed's expectations regarding its ability to enter into one or more other strategic transactions that may maximize shareholder value, NitroMed's estimates regarding operating expenses for the fiscal year, and any other statements about NitroMed's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of each of NitroMed and JHP to satisfy the closing conditions and consummate the transaction, including obtaining the approval of the transaction by NitroMed's stockholders, NitroMed's ability to maintain regulatory approvals to market and sell BiDil pending the closing of the transaction, NitroMed's ability to maintain and enforce patent and other intellectual property protection for BiDil pending the closing of the transaction, NitroMed's ability to maintain and enforce patent and other intellectual property protection for BiDil pending the closing of the transaction, and also with respect to its nitric oxide enhancing technologies, NitroMed's ability to successfully enter into additional transactions, including the sale of its nitric oxide enhancing technologies and/or a merger of the company with a third party, on favorable terms, if at all, and the other factors described in NitroMed's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC, and other filings that NitroMed makes with the SEC from time to time. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, NitroMed's actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

        In addition, the statements in this document reflect NitroMed's expectations and beliefs as of the date of this document. NitroMed anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while NitroMed may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. NitroMed's forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions it may undertake. These forward-looking statements should not be relied upon as representing NitroMed's views as of any date after the date of this document.

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS